Exhibit 3.1

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVIVRUS, INC.

               Evivrus, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.

The name of the Corporation is Evivrus, Inc. The Corporation was originally incorporated on July 24, 2008 when the original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware.

2.	This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the DGCL.

3.

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 241 and 245 of the DGCL. The Corporation has not received any payment for its shares of stock.

4.	This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation in its entirety.

5.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

1.	NAME. The name of the Corporation is Evivrus, Inc. (hereinafter the “Corporation”).

2.

ADDRESS; REGISTERED AGENT. The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.

3.

PURPOSE. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).

4.	NUMBER OF SHARES.

(a)

The total number of shares of capital stock which the Corporation shall have authority to issue is fifty three million (53,000,000) shares, of which fifty million (50,000,000) shares shall be common stock, par value $0.01 per share (“Common Stock”), and three million (3,000,000) shares shall be preferred stock, par value $0.01 per share (“Preferred Stock”).

(b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

(i)	the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(ii)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(iii)

the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

(iv)	whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(v)

the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(vi)

whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporation purposes and the terms and provisions relating to the operation thereof;

(vii)

whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(viii)

the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

(ix)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

               The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

5.	ELECTION OF DIRECTORS. Members of the Board of Directors may be elected either by written ballot or by voice vote.

6.

ADOPTION, AMENDMENT AND/OR REPEAL OF BYLAWS. The Board of Directors may from time to time (after adoption by the undersigned of the original by-laws of the Corporation) make, alter or repeal the by-laws of the Corporation; provided, that any by-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be made, by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of capital stock of the Corporation entitled to vote in the election of directors of the Corporation.

7.

COMPROMISES AND ARRANGEMENTS. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

8.	NUMBER OF DIRECTORS.

(a)

The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors, and such exact number shall be determined by resolution adopted by affirmative vote of a majority of the whole Board of Directors. As used in this Article 8, the term “whole Board” means the total number of directors, which the Corporation would have if there were no vacancies. The Board of Directors shall divide the directors into three classes designated Class I, Class II and Class III and, when the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that no decrease in the number of directors shall affect the term of any director then in office. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the whole Board. The term of the initial Class I directors shall terminate on the date of the 2009 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2010 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2011 annual meeting. At each succeeding annual meeting of stockholders beginning in 2009, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

(b)

A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Vacancies in the Board of Directors, however caused, and newly created directorships shall be filled solely by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

(c)

The affirmative vote of the holders of not less than two-thirds of the outstanding voting shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with this Article 8; provided, however, that this paragraph shall not apply to, and such two-thirds vote shall not be required for, any amendment, alteration, change, repeal or adoption of any inconsistent provision declared advisable by the Board of Directors by the affirmative vote of two-thirds of the Board of Directors and submitted to stockholders for their consideration, but only if a majority of the members of the Board of Directors acting upon such matter shall be Continuing Directors. The term “Continuing Director” shall mean a director who was a member of the Board as of July 24, 2008 or whose appointment or nomination to the Board of Directors was approved by a majority of the Continuing Directors.

9.

LIMITATION OF DIRECTORS’ LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article 9 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

10.	INDEMNIFICATION.

(a)

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article 10 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(b)

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 10 to directors and officers of the Corporation.

(c)

The rights to indemnification and to the advance of expenses conferred in this Article 10 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(d)

Any repeal or modification of this Article 10 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

11.

WRITTEN CONSENT. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

[Execution page follows.]

               IN WITNESS WHEREOF, Evivrus, Inc. has caused this Certificate to be duly executed in its corporate name as of __________________________, 2008.

EVIVRUS, INC.

By:
Name: Jeffrey H. Buchalter
Title: Chairman, President and Chief
Executive Officer